RESTATED BY-LAWS                      EXHIBIT 3.2

                                       OF

                             BAYOU STEEL CORPORATION

                             a Delaware Corporation
                       (as Amended through April 23, 1996)

                                    ARTICLE I

                            MEETINGS OF STOCKHOLDERS


            1.1 ANNUAL MEETING. The annual meeting of stockholders shall be held no later than five months after the end of the Corporation's fiscal year, or as soon thereafter as practicable, and shall be held at a place and time determined by the board of directors (the "Board").

            1.2 SPECIAL MEETING. Special meetings of the stockholders may be called by resolution of the Board or by the chairman of the board or the chief executive officer and shall be called by the chief executive officer or secretary upon the written request (stating the purpose or purposes of the meeting) of any two of the directors then in office or the holders of 10% of the aggregate voting power. As used in these by-laws, the term "aggregate voting power" means the total number of votes cast by stockholders for all matters other than the election of directors of the Corporation and other than matters as to which a class vote is applicable. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

            1.3 PLACE AND TIME OF MEETINGS. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the directors or shareholders requesting the meeting.

            1.4 NOTICE OF MEETINGS; WAIVER OF NOTICE. Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given except when required under Section 1.5 of these by-laws or by law. Each notice of a meeting shall be given, personally or by mail, not less than ten nor more than sixty days before the meeting, or if such meeting shall be scheduled to occur after the redemption of the Preferred Stock, not less than thirty nor more than sixty days before the meeting, and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to
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a stockholder at his address on the Corporation's records. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.

            1.5 QUORUM. At any meeting of stockholders, the presence in person or by proxy of the holders of shares of stock having a majority of the aggregate voting power shall constitute a quorum for the transaction of any business. In the absence of a quorum, a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken except that, if adjournment is for more than thirty days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to
Section 1.4.

            1.6 VOTING; PROXIES. Each holder of outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Cumulative Preferred Stock and any other authorized and outstanding class of stock shall be entitled to the number of votes per share, if any, and shall vote in the manner provided in the Certificate of Incorporation. Corporate action to be taken by stockholder vote shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law, by the Certificate of Incorporation or by Section 1.8 of these by-laws. Directors shall be elected in the manner provided in Section 2.1 of these by-laws. Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the chairman of the meeting. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy. Every proxy must be signed by the stockholder or his attorney-in-fact. No proxy shall be valid after three years from its date unless it provides otherwise.

            1.7 LIST OF STOCKHOLDERS. Not less than ten days prior to the date of any meeting of stockholders, the secretary of the Corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. For a period of not less than ten days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept at a place within the city where the meeting is to be held. The list shall also be available for inspection by stockholders at the time and place of the meeting.

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            1.8 ACTION BY CONSENT WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.

                                   ARTICLE II

                               BOARD OF DIRECTORS


            2.1 NUMBER, QUALIFICATION, ELECTION AND TERM OF DIRECTORS. The business of the Corporation shall be managed by the Board, which shall consist of not less than the number of directors provided for in the Certificate of Incorporation, as determined by resolution of the Board. Directors shall be elected at each annual meeting of stockholders and at such other times as provided in the Certificate of Incorporation, in the manner provided in the Certificate of Incorporation and shall hold office until the next annual meeting of stockholders, unless otherwise provided in the Certificate of Incorporation, and until the election and qualification of their respective successors, subject to the provisions of Section 2.9.

            2.2 QUORUM AND MANNER OF ACTING. A majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided by law, the Certificate of Incorporation or these by-laws. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

            2.3 PLACE OF MEETINGS. Meetings of the Board may be held in or outside Delaware.

            2.4 ANNUAL AND REGULAR MEETINGS. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6 of these by-laws. Regular meetings of the Board shall be held not less than four times per annum. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

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            2.5   SPECIAL MEETINGS.  Special meetings of the Board may
be called by the chairman of the board, chief executive officer or by any two of the directors.

            2.6. NOTICE OF MEETINGS; WAIVER OF NOTICE. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering, telephoning or telegraphing it to him at least two days before the meeting. Notice of a special meeting shall also state the purpose(s) for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

            2.7 BOARD OR COMMITTEE ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents by the members of the Board or the committee shall be filed with the minutes of the proceedings of the Board or of the committee.

            2.8. PARTICIPATION IN BOARD OR COMMITTEE MEETINGS BY CONFERENCE TELEPHONE. Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

            2.9 RESIGNATION AND REMOVAL OF DIRECTORS. Any director may resign at any time by delivering his resignation in writing to the chief executive officer or secretary of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any or all of the directors may be removed at any time, either with or without cause, in the manner provided by applicable law or by the Certificate of Incorporation.

            2.10 VACANCIES. Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term in the manner provided in the Certificate of Incorporation.

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            2.11 COMPENSATION. Subject to Section 3.2, directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the Corporation, its affiliates or subsidiaries in other capacities.

                                   ARTICLE III

                                   COMMITTEES


            3.1 EXECUTIVE COMMITTEE. The Board, by resolution adopted by a majority of the entire Board, may designate an Executive Committee of one or more directors which shall have all the powers and authority of the Board, except as otherwise provided in the resolution or by applicable law. The members of the Executive Committee shall serve at the pleasure of the Board. All action of the Executive Committee shall be reported to the Board at its next meeting.

            3.2 COMPENSATION COMMITTEE. The Board shall designate a Compensation Committee of one or more directors who shall not be officers or employees of the Corporation. The Compensation Committee shall establish compensation payable to directors and executive officers of the Corporation as well as any loans or advances by the Corporation to such persons.

            3.3 NOMINATING COMMITTEES. The Board shall designate a Class A Nominating Committee of all of the current directors who have been elected by the holders of Class A Common Stock (or otherwise designated as Class A Common Stock directors) and not officers or employees of the Corporation, and service on such committee shall be voluntary and discretionary for each director. The Board may designate a Class B Nominating Committee of one or more directors, who shall be directors elected by the holders of the Class B Common Stock or otherwise designated as Class B Common Stock directors. The Class A and Class B Nominating Committees shall nominate persons for election as directors by the holders of Class A Common Stock and Class B Common Stock, respectively, at the annual meeting of stock holders.

            3.4 OTHER COMMITTEES. The Board, by resolution adopted by a majority of the entire Board, may designate other committees of directors of one or more directors, including but not limited to an Audit committee, which shall serve at the Board's pleasure and have such powers and duties as the Board determines.

            3.5 RULES APPLICABLE TO COMMITTEES. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member(s) present at a meeting of

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the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member. All action of a committee shall be reported to the Board at its next meeting. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

                                   ARTICLE IV

                                    OFFICERS


            4.1 NUMBER; SECURITY. The executive officers of the Corporation shall be the chairman of the board, one or more vice chairmen, the chief executive officer, the president, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer. Any two or more offices may be held by the same person. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

            4.2 ELECTION; TERM OF OFFICE. The executive officers of the Corporation shall be elected annually by the Board and each such officer shall hold office until the next annual meeting of the Board and until the election of his successor, subject to the provisions of Section 4.4.

            4.3 SUBORDINATE OFFICERS. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

            4.4 RESIGNATION AND REMOVAL OF OFFICERS. Any officer may resign at any time by delivering his resignation in writing to the president or secretary of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Except as provided in the Certificate of Incorporation, any officer appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him.

            4.5 VACANCIES. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 of these by-laws for election or appointment to the office.

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            4.6 CHAIRMAN OF THE BOARD. The chairman of the board shall preside at all meetings of the Board and of the stockholders and shall have such powers and duties as the Board assigns to him.

            4.7 CHIEF EXECUTIVE OFFICER. The chief executive officer of the Corporation shall have general supervision over the business of the Corporation and shall have such other powers and duties as the Board assigns to him.

            4.8 PRESIDENT. Subject to the control of the chief executive officer, the president of the Corporation shall have such powers as the chief executive officer assigns to him.

            4.9 VICE PRESIDENT. Each vice president shall have such powers and duties as the Board or the chief executive officer assigns to him.

            4.10 TREASURER. The treasurer shall be the chief financial officer of the Corporation and shall be in charge of the Corporation's books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board or the chief executive officer assigns to him.

            4.11 SECRETARY. The secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and of the stockholders, shall be responsible for giving notice of all meetings of stockholders and of the Board, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, he shall have such powers and duties as the Board or the chief executive officer assigns to him. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

            4.12 SALARIES. The Board may fix the officers' salaries, if any, or it may authorize the chief executive officer to fix the salary of any other officer.
                                    ARTICLE V

                                     SHARES


            5.1 CERTIFICATES. Subject to requirements prescribed by law and the Certificate of Incorporation, the Corporation's shares shall be represented by certificates in the form approved by the Board. Each certificate shall be signed by the chairman of the Board, the president or a vice president and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer, and shall be sealed with the Corporation's seal or a facsimile of the seal. Whenever a certificate is countersigned by a transfer

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agent, one or both of the officers' or assistant officers' signature and the seal may be in facsimile, engraved or printed. In case any officer or assistant officer whose signature appears on any share certificate shall have ceased to be such because of death, resignation or otherwise, before the certificate is issued, it may be issued by the Corporation with the same effect as if he had not ceased to be such at the date of its issue. So long as the restrictions set forth in Article 5.9 of the Certificate of Incorporation shall not have lapsed, all share certificates for shares of common stock shall bear a conspicuous legend as follows:

                  "THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO
            RESTRICTIONS PURSUANT TO ARTICLE 5.9 OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE CORPORATIONS'S PRINCIPAL PLACE OF BUSINESS LOCATED AT 138 HIGHWAY 3217, LAPLACE, LA 70068."

If the Corporation is authorized to issue shares of more than one class, it shall be stated on the face or back of all certificates that the Corporation will furnish to any shareholder, upon request and without charge, a full or summary statement of the designations, preferences, limitations, and relative rights of the shares of each class authorized to be issued and, if the Corporation is authorized to issue any preferred or special class in a series, the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined, and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

            5.2 SHARE REGISTER. All certificates representing shares shall be registered in the share register as they are issued, and those of the same class or series shall be consecutively numbered. Subject to Article 5.9 of the Certificate of Incorporation and Section 5.4 hereof, the Corporation shall be entitled to treat the registered holder of any share(s) as the holder thereof in fact and law and shall not be bound to recognize any equitable or other claim to, or interest in, such share(s) on the part of any other person, whether or not it shall have express or other notice thereof, save as otherwise expressly provided by statute.

            5.3 TRANSFERS. Subject to Article 5.9 of the Certificate of Incorporation and Section 5.4 hereof, shares of the Corporation shall be transferred only on its books upon the surrender to the Corporation or its transfer agent of the share certificate(s) therefor duly endorsed by the person named therein, or accompanied by proper evidence of succession, assignment or authority to transfer such shares; provided, no transfers of shares shall be made while the books of the Corporation are closed against

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transfers as hereinafter provided in these by-laws. Subject to Section 5.4 hereof, upon transfer the surrendered certificate(s) shall be canceled, a new certificate or certificates shall be issued to the person entitled thereto, and the transaction shall be recorded upon the books of the Corporation.

            5.4 RESTRICTIONS ON TRANSFER. In addition to the restrictions in
Article 5.9 of the Certificate of Incorporation, transfers of shares may be restricted in any lawful manner by law, by the Certificate of Incorporation, or by contract if a copy of the contract is filed with the Corporation, provided that notice of the restrictions shall be typed or printed conspicuously on the share certificate. The secretary shall enforce the restrictions of Article 5.9 of the Certificate of Incorporation. In so doing, the secretary shall determine ownership of stock of the Corporation in accordance with all rules relating to direct, indirect or constructive ownership of stock under Section 382 of the Internal Revenue Code of 1986 (including, without limitation, the rules under Section 382(1)(3) entitled "Operating Rules Relating to Ownership of Stock"), as the same may be amended from time to time, and the secretary may seek, and rely upon, the advice of counsel in order to attribute stock ownership. If the secretary determines that an attempted transfer violates or would violate
Article 5.9 of the Certificate of Incorporation, any such transfer, unless otherwise authorized by the Board of Directors in accordance with such Article 5.9, shall be null and void AB INITIO. Except as authorized by the secretary in accordance with the procedures set forth above, no employee or agent of the Corporation shall be permitted to record any attempted or purported transfer and no intended transferee of shares of common stock of the Corporation in any attempted or purported transfer shall be recognized as a shareholder of the Corporation for any purpose whatever except as provided in Article 5.9.

            5.5 LOST,DESTROYED OR MUTILATED CERTIFICATES. The Board of Directors may direct a new share certificate to be issued in place of any share certificate theretofore issued by the Corporation and claimed to have been lost, destroyed or mutilated, upon the claimant's furnishing an affidavit of the facts and, if required by the Board of Directors, a bond of indemnity in such amount or in open penalty and in such form, with such surety thereon, as the Board may approve for the protection of the Corporation and its officers and agents.

            5.6 DETERMINATION OF STOCKHOLDERS OF RECORD. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than sixty or less than ten days before the date of the meeting or more than sixty days before any other action. 9
                                   ARTICLE VI

                                  MISCELLANEOUS


            6.1 SEAL. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the Corporation's name and the year and state in which it was incorporated.

            6.2 FISCAL YEAR. The Board may determine the Corporation's fiscal year. Until changed by the Board, the Corporation's fiscal year shall be October 1 through September 30.

            6.3 VOTING OF SHARES IN OTHER CORPORATIONS. Shares in other corporations which are held by the Corporation may be represented and voted by the chairman of the board, the president or a vice president of this Corporation, by proxy or proxies appointed by one of them, or by any person appointed by the Board.

            6.4 AMENDMENTS. By-laws may be amended, repealed or adopted by the Board. Additionally, any amendment or repeal of Sections 3.3, 4.7 or this
Section 6.4 shall be by unanimous vote of the Board.

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